EXHIBIT 1.2


                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                 SERIES 2005-AR3

                                 TERMS AGREEMENT
                             (to Purchase Agreement,
                              dated June 24, 2004,
                     between the Company and the Purchaser)


First Horizon Asset Securities Inc.                                June 24, 2005
4000 Horizon Way
Irving, Texas 75063

      Credit Suisse First Boston LLC (the "Purchaser") agrees, subject to the terms and provisions herein and of the captioned Purchase Agreement (the "Purchase Agreement"), to purchase such Classes of Series 2005-AR3 Certificates specified in Section 2 hereof (the "Privately Offered Certificates"). This letter supplements and modifies the Purchase Agreement solely as it relates to the purchase and sale of the Privately Offered Certificates described below. Capitalized terms used and not defined herein have the meanings given them in the Purchase Agreement.

      Section 1. The Mortgage Pools: The Series 2005-AR3 Certificates shall evidence the entire beneficial ownership interest in four pools (the "Mortgage Pools") of primarily 30-year adjustable rate first lien, fully amortizing, one-to-four family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of June 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $315,111,384 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I, Pool II, Pool III and Pool IV shall be 360 months.

      Section 2. The Certificates: The Privately Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:


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             Principal         Interest     Class Purchase
Class        Balance(1)         Rate(2)     Price Percentage
-----       -------------      --------     ----------------
B-4         $1,103,000.00      Variable         90.976370000%
B-5         $  788,000.00      Variable         73.690310000%
B-6         $  630,283.61      Variable         38.138100000%

----------
(1) Approximate, subject to adjustment as described in the private placement memorandum.
(2)   The  pass-through  rates  on the  Class  B-4,  Class  B-5  and  Class  B-6
      Certificates for each distribution date are variable and will be calculated as described in the private placement memorandum. The initial interest rate for these Classes of certificates for the first interest accrual period will be approximately 5.4483% per annum.

      Section 3. Purchase Price: The Purchase Price for each Class of the Privately Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2 above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, June 30, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Privately Offered Certificates shall have received Required Ratings of (i) at least "BB" from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), in the case of the Class B-4 Certificates and (ii) at least "B" from S&P, in the case of the Class B-5 Certificates. The Class B-6 Certificates shall not be rated.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      Section 6. Rule 144A Resales: The Purchaser agrees that it will resell or otherwise transfer the Privately Offered Certificates only to institutional purchasers which the Purchaser reasonably believes are "qualified institutional buyers" as provided by Rule 144A under the Act.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Purchaser and the Company.


                                            Very truly yours,


                                            CREDIT SUISSE FIRST BOSTON LLC


                                            By:_________________________________
                                               Name:
                                               Title:


The  foregoing  Agreement is
hereby  confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.


By:___________________________________
   Name:  Alfred Chang
   Title: Vice President


FIRST HORIZON HOME LOAN CORPORATION


By:___________________________________
   Name:  Terry McCoy
   Title: Executive Vice President